UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2005

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Agreement

As previously disclosed, the Company has previously borrowed $9,794,500 from GE Capital Public Finance, Inc (“GE Capital”). The Company’s obligations are evidenced by a promissory note, bear interest at 5.26% per annum and are payable in 83 consecutive monthly payments of $139,777 and an 84th payment equal to the unpaid principal and interest, commencing November 1, 2004. The note may be prepaid at any time in its entirety subject to the payment of a prepayment premium equal to 3% of the original principal amount if the note is prepaid prior to the first anniversary, declining to 1% if paid prior to the third anniversary and 0% thereafter.

The note to GE Capital is secured by specified equipment located or to be located at the Company’s KCIT facility in Kansas City, Kansas.   The Company had agreed to secure its obligations under its note on or before March 31, 2005 by all the equipment at the KCIT facility. In order to do this, the Company required a waiver from another of its lenders, The Principal Mutual Life Insurance Company, which it has not been able to obtain.

On March 31, 2005, GE Capital and the Company entered into an addendum to their agreement under which the Company had until September 1, 2005 to secure its note by all the equipment at the KCIT facility. On August 31, 2005, GE Capital and the Company entered into another addendum under which the Company now has until September 30, 2005 to secure its note by all of such equipment.  The Company and GE Capital are negotiating a commitment letter for a loan agreement under which GE Capital would lend the Company up to $7 million for a term of 60 months.  The Company expects to enter into and close a definitive agreement with GE Capital by September 30 and to apply the proceeds of the borrowing towards its obligation to The Principal Mutual Life Insurance Company.

General Electric Capital Corporation, as assignee of GE Capital, also holds approximately $3.2 million of industrial revenue bonds that financed the acquisition of the Company’s  KCIT facility referred to in Note 6 to the Company’s financial statements for the year ended June 30, 2004 included in Exhibit 13 to its Annual Report on Form 10-K for such year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: September 7, 2005	By:	/s/ Brian Cahill
Brian Cahill
Vice President and Chief Financial Officer